Exhibit 4.3

THE ISSUANCE OF THIS WARRANT AND THE WARRANT SHARES ISSUABLE UPON EXERCISE OF THIS WARRANT HAVE BEEN REGISTERED BY THE COMPANY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO A REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933, AS AMENDED (REGISTRATION NO. 333-166203).

ORCKIT COMMUNICATIONS LTD.

Warrant To Purchase Ordinary Shares

Warrant No.:
Number of Ordinary Shares:
Date of Issuance: December 3, 2010 (“Issuance Date”)

Orckit Communications Ltd., an Israeli company (the “Company”), hereby certifies that, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, [INVESTOR NAME]1, the registered holder hereof or its permitted assigns (the “Holder”), is entitled, subject to the terms set forth below, to purchase from the Company, at the Exercise Price (as defined below) then in effect, upon surrender of this Warrant to Purchase Ordinary Shares (including any Warrants to Purchase Ordinary Shares issued in exchange, transfer or replacement hereof, the “Warrant”), at any time or times on or after the Issuance Date, but not after 5:00 p.m., New York time, on the Expiration Date (as defined below), [_____ (_____)]2 (subject to adjustment as provided herein) fully paid, nonassessable Ordinary Shares (as defined below) (the “Warrant Shares”). Except as otherwise defined herein, capitalized terms in this Warrant shall have the meanings set forth in Section 16.  This Warrant is the Warrant to Purchase Ordinary Shares issued pursuant to [(i) Section 1 of that certain Underwriting Agreement, dated as of November 30, 2010 (the “Registration Date”), by and between the Company and the Representative of the underwriters, as specified therein, and (ii)]3 the Company’s Registration Statement on Form F-3 (File number 333-166203) (as amended and supplemented through November 30, 2010, the “Registration Statement”).

1. EXERCISE OF WARRANT.

(a) Mechanics of Exercise. Subject to the terms and conditions hereof, this Warrant may be exercised by the Holder on any day on or after the Issuance Date, in whole or in part, by delivery of a written notice, in the form attached hereto as Exhibit A (the “Exercise Notice”), of the Holder's election to exercise this Warrant.  Within two (2) days following the Exercise Notice, the Holder shall make payment to the Company of an amount equal to the applicable Exercise Price multiplied by the number of Warrant Shares as to which this Warrant is being exercised (the “Aggregate Exercise Price”) in cash or by wire transfer of immediately available funds, or provided the conditions for cashless exercise set forth in Section 1(e) are satisfied, by notifying the Company that this Warrant is being exercised pursuant to a Cashless Exercise (as defined in Section 1(e)).  The Holder shall not be required to deliver the original Warrant in order to effect an exercise hereunder.  Execution and delivery of the Exercise Notice with respect to less than all of the Warrant Shares shall have the same effect as cancellation of the original Warrant and issuance of a new Warrant evidencing the right to purchase the remaining number of Warrant Shares.  On or before the first (1st) Business Day following the date on which the Company has received the Exercise Notice, the Company shall transmit by facsimile an acknowledgment of confirmation of receipt of the Exercise Notice to the Holder and the Company's transfer agent (the “Transfer Agent”).  On or before the third (3rd) Business Day following the date on which the Company has received the Exercise Notice or, if later, the date on which the Company shall have received the Aggregate Exercise Price (if such payment is required) (the “Share Delivery Date”), the Company shall  (X) provided that the Transfer Agent is participating in The Depository Trust Company (“DTC”) Fast Automated Securities Transfer Program (the “FAST Program”) and so long as the certificates therefor are not required to bear a legend regarding restriction on transferability, upon the request of the Holder, credit such aggregate number of Ordinary Shares to which the Holder is entitled pursuant to such exercise to the Holder’s or its designee’s balance account with DTC through its Deposit Withdrawal Agent Commission system, or (Y), if the Transfer Agent is not participating in the FAST Program or if the certificates are required to bear a legend regarding restriction on transferability, issue and dispatch by overnight courier to the address as specified in the Exercise Notice, a certificate, registered in the Company’s share register in the name of the Holder or its designee, for the number of Ordinary Shares to which the Holder is entitled pursuant to such exercise.   If such Warrant Shares are not credited to the Holder’s DTC account or the certificates evidencing such Warrant Shares have not been issued, as the case may be, on or prior to the third Business Day following the Share Delivery Date, the Holder shall be entitled to all rights of a holder of such number of Warrant Shares that may legally be granted by contract, unless the Company objects to such exercise.  If this Warrant is submitted in connection with any exercise pursuant to this Section 1(a) and the number of Warrant Shares represented by this Warrant submitted for exercise is greater than the number of Warrant Shares being acquired upon an exercise, then the Company shall as soon as practicable and in no event later than three (3) Business Days after any exercise and at its own expense, issue a new Warrant (in accordance with Section 7(d)) representing the right to purchase the number of Warrant Shares purchasable immediately prior to such exercise under this Warrant, less the number of Warrant Shares with respect to which this Warrant is exercised. No fractional Ordinary Shares are to be issued upon the exercise of this Warrant, but rather the number of Ordinary Shares to be issued shall be rounded to the nearest whole number. The Company shall pay any and all transfer taxes and transfer agent fees which may be payable with respect to the issuance and delivery of Warrant Shares to the Holder upon exercise of this Warrant.

1 To be completed as instructed by Underwriter prior to Closing.
2 Five years from Issuance Date
3 To be adjusted/removed as necessary for warrants issued in concurrent direct sale to insiders.

(b) Exercise Price. For purposes of this Warrant, “Exercise Price” means $3.50 per Warrant Share, subject to adjustment as provided herein.

(c) Disputes. In the case of a dispute as to the determination of the Exercise Price or the arithmetic calculation of the Warrant Shares, the Company shall promptly issue to the Holder the number of Warrant Shares that are not disputed.

(d) Limitations On Exercise.

(i) The Company shall not effect the exercise of this Warrant, and the Holder shall not have the right to exercise this Warrant, to the extent that after giving effect to such exercise, such Person (together with such Person’s affiliates) would beneficially own in excess of 4.99% (the “Maximum Percentage”) of the Ordinary Shares outstanding immediately after giving effect to such exercise, unless such Person (together with such Person’s affiliates) beneficially owns in excess of the Maximum Percentage immediately prior to the Issuance Date.  For purposes of the foregoing sentence (except the final clause thereof), the aggregate number of Ordinary Shares beneficially owned by such Person and its affiliates shall include the number of Ordinary Shares issuable upon exercise of this Warrant with respect to which the determination of such sentence is being made, but shall exclude Ordinary Shares which would be issuable upon (i) exercise of the remaining, unexercised portion of this Warrant beneficially owned by such Person and its affiliates and (ii) exercise or conversion of the unexercised or unconverted portion of any other securities of the Company beneficially owned by such Person and its affiliates (including, without limitation, any convertible notes or convertible shares or warrants) that is subject to a limitation on conversion or exercise analogous to the limitation contained herein. Except as set forth in the preceding sentence, for purposes of this paragraph, beneficial ownership shall be calculated in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). For purposes of this Warrant, in determining the number of outstanding Ordinary Shares, the Holder may rely on the number of outstanding Ordinary Shares as reflected in the most recent of (1) the Company’s most recent Form 20-F,  Form 6-K or other public filing with the Securities and Exchange Commission, as the case may be, (2) a more recent public announcement by the Company or (3) any other notice by the Company or the Transfer Agent setting forth the number of Ordinary Shares outstanding. For any reason at any time, upon the written or oral request of the Holder, the Company shall within two (2) Business Days confirm to the Holder the number of Ordinary Shares then outstanding. In any case, the number of outstanding Ordinary Shares shall be determined after giving effect to the conversion or exercise of securities of the Company, including this Warrant, by the Holder and its affiliates since the date as of which such number of outstanding Ordinary Shares was reported. By written notice to the Company, the Holder may from time to time increase or decrease the Maximum Percentage to any other percentage specified in such notice; provided that (i) any such increase will not be effective until the sixty-first (61st) day after such notice is delivered to the Company, and (ii) any such increase or decrease will apply only to the Holder. The provisions of this paragraph shall be construed, corrected and implemented in a manner so as to effectuate the intended beneficial ownership limitation herein contained. The limitations contained in this paragraph shall apply to any successor Holder of this Warrant.

(ii) This Warrant may not be exercised to acquire Warrant Shares to the extent that when added to the Ordinary Shares already beneficially owned by the Holder for purposes of the Bonus Rights Agreement, dated as of November 20, 2001, between the Company and American Stock Transfer & Trust Company (as amended from time to time, the “Rights Agreement”), such Warrant Shares would cause such Holder to become an “Acquiring Person” as that term is used in the Rights Agreement.

(e) Limited Cashless Exercise. If an Exercise Notice is delivered at a time when the Registration Statement (or any subsequent registration statement applicable to the Warrant Shares) permitting the registered issuance of the Warrant Shares is not then effective or the prospectus forming a part thereof is not then available, then the Holder shall be entitled to utilize cashless exercise, in which event the Company shall issue to the Holder the number of Warrant Shares determined as follows (a “Cashless Exercise”):

X = Y [(A-B)/A]

where:

X = the number of Warrant Shares to be issued to the Holder.
Y = the number of Warrant Shares with respect to which this Warrant is being exercised.
A = the VWAP for the five Trading Days immediately prior to (but not including) the date of delivery of the Exercise Notice.
B = the Exercise Price.

Upon receipt of an Exercise Notice to which this Section 1(e) is applicable, the Company shall notify the Holder within one (1) Trading Day of such applicability and the calculation of the Warrant Shares issuable upon the noticed exercise of the Warrant utilizing cashless exercise, and confirm the Holder’s desire to complete the exercise of the Warrant pursuant to this Section 1(e).

For purposes of Rule 144 promulgated under the Securities Act of 1933, as amended, it is intended, understood and acknowledged that the Warrant Shares issued in a cashless exercise transaction shall be deemed to have been acquired by the Holder, and the holding period for the Warrant Shares shall be deemed to have commenced, on the date this Warrant was originally issued.

(g) Company’s Failure to Timely Deliver Securities. If the Company shall fail for any reason or for no reason to issue to the Holder within three (3) Business Days after the Share Delivery Date in compliance with the terms of this Section 1, a certificate for the number of Ordinary Shares to which the Holder is entitled and register such Ordinary Shares on the Company's share register or to credit the Holder's balance account with DTC for such number of Ordinary Shares to which the Holder is entitled upon the Holder's exercise of this Warrant, and if on or after such Trading Day the Holder purchases (in an open market transaction or otherwise) Ordinary Shares to deliver in satisfaction of a sale by the Holder of Ordinary Shares issuable upon such exercise that the Holder anticipated receiving from the Company (a “Buy-In”), then the Company shall, within three (3) Business Days after the Holder's request and in the Holder's discretion, either (i) pay cash to the Holder in an amount equal to the Holder's total purchase price (including customary brokerage commissions, if any) for the Ordinary Shares so purchased (the “Buy-In Price”), at which point the Company's obligation to issue and deliver such Warrant Shares shall terminate, or (ii) promptly honor its obligation to issue and deliver such Warrant Shares and pay cash to the Holder in an amount equal to the excess (if any) of the Buy-In Price over the product of (A) such number of Ordinary Shares, times (B) the Closing Sales Price on the Share Delivery Date.

2. ADJUSTMENT OF EXERCISE PRICE AND NUMBER OF WARRANT SHARES. The Exercise Price and the number of Warrant Shares shall be adjusted from time to time as follows:

(a) Adjustment upon Subdivision or Combination of Ordinary Shares. If the Company at any time on or after the Registration Date subdivides (by any share split, share dividend, recapitalization or otherwise) one or more classes of its outstanding Ordinary Shares into a greater number of shares, the Exercise Price in effect immediately prior to such subdivision will be proportionately reduced and the number of Warrant Shares will be proportionately increased. If the Company at any time on or after the Registration Date combines (by any reverse share split, recapitalization or otherwise) one or more classes of its outstanding Ordinary Shares into a smaller number of shares, the Exercise Price in effect immediately prior to such combination will be proportionately increased and the number of Warrant Shares will be proportionately decreased. Any adjustment under this Section 2(a) shall become effective at the close of business on the date the subdivision or combination becomes effective.

(b) Other Events. If any event occurs of the type contemplated by the provisions of this Section 2 but not expressly provided for by such provisions (including, without limitation, the granting of share appreciation rights or phantom share rights to all shareholders), then the Company’s Board of Directors will make an appropriate adjustment in the Exercise Price and the number of Warrant Shares so as to protect the rights of the Holder; provided that no such adjustment pursuant to this Section 2(b) will increase the Exercise Price or decrease the number of Warrant Shares as otherwise determined pursuant to this Section 2.

(c) Calculations. All calculations made under this Section 2 shall be made by rounding to the nearest cent or the nearest 1/100th of an Ordinary Share, as applicable.

3. RIGHTS UPON DISTRIBUTION OF ASSETS.

(a) If at any time or from time to time the holders of Ordinary Shares of the Company (or any other securities at the time receivable upon the exercise of this Warrant) shall have received or become entitled to receive, without payment therefor:

(i) Ordinary Shares or other securities which are at any time directly or indirectly convertible into or exchangeable for Ordinary Shares, or any rights or options to subscribe for, purchase or otherwise acquire any of the foregoing by way of dividend or other distribution (other than an issuance due to a subdivision covered in Section 2(a) above);

(ii) any cash paid or payable, including any declared and paid cash dividends; or

(iii) Ordinary Shares or additional shares or other securities or property (including cash) by way of spinoff, split-up, reclassification, combination of shares or similar corporate rearrangement (other than Ordinary Shares pursuant to Section 2(a) above), then and in each such case, the Holder hereof will, upon the exercise of this Warrant, be entitled to receive, in addition to the number of Ordinary Shares receivable thereupon, and without payment of any additional consideration therefor, the amount of Ordinary Shares and other securities and property (including cash in the cases referred to in clause (iii) above) which such Holder would hold on the date of such exercise had such Holder been the holder of record of such Ordinary Shares as of the date on which holders of Ordinary Shares received or became entitled to receive such shares or other securities and property, provided, however, (x) in the event that the holders of Ordinary Shares have received options, warrants or rights that have expired prior to the date of exercise of this Warrant, the Holder shall not be entitled to receive such options, warrants or rights and (y) in the event of a distribution consisting of cash as referred to in clause (ii) above, the Exercise Price in effect immediately prior to such distribution will be proportionately reduced by the amount of the distribution per Ordinary Share such Holder would have been entitled to receive had such Holder been the holder of record of such Ordinary Shares as of the date on which holders of Ordinary Shares received or became entitled to receive such cash distribution.

(b) Upon the occurrence of each adjustment pursuant to this Section 3, the Company at its expense will, at the written request of the Holder, promptly compute such adjustment in accordance with the terms of this Warrant and prepare a certificate setting forth such adjustment, including a statement of the adjusted number or type of Warrant Shares or other securities issuable upon exercise of this Warrant (as applicable), describing the transactions giving rise to such adjustments and showing in detail the facts upon which such adjustment is based, including the expiration date of any applicable options, warrants or rights. Upon written request, the Company will promptly deliver a copy of each such certificate to the Holder and to the Transfer Agent.  All calculations made under this Section 3 shall be made by rounding to the nearest cent or the nearest 1/100th of any security, as applicable.

4. FUNDAMENTAL TRANSACTIONS. The Company shall not enter into or be party to a Fundamental Transaction unless the Successor Entity assumes this Warrant in accordance with the provisions of this Section 4 and agrees that upon any subsequent exercise of this Warrant, the Holder shall have the right to receive, for each Warrant Share that would have been issuable upon such exercise immediately prior to the occurrence of such Fundamental Transaction, the number of Ordinary Shares or shares of Common Stock, as applicable, of the successor or acquiring corporation or of the Company, if it is the surviving corporation, and any additional consideration (the “Alternate Consideration”) receivable as a result of such merger, consolidation or disposition of assets by a holder of the number of Ordinary Shares for which this Warrant is exercisable immediately prior to such event (so that from and after the date of such Fundamental Transaction, the provisions of this Warrant referring to the “Company” shall refer instead to the Successor Entity); provided, however, that if the Fundamental Transaction involves the acquisition by the Successor Entity of all of the outstanding Ordinary Shares of the Company for cash, this Warrant shall no longer be exercisable after the consummation of such Fundamental Transaction, it being understood that the Holder shall retain its rights under the sixth sentence of this Section 4 in accordance with the provisions thereof. For purposes of any such exercise, the determination of the Exercise Price shall be appropriately adjusted to apply to such Alternate Consideration based on the amount of Alternate Consideration issuable in respect of one Ordinary Share in such Fundamental Transaction, and the Company shall apportion the Exercise Price among the Alternate Consideration in a reasonable manner reflecting the relative value of any different components of the Alternate Consideration.  If holders of Ordinary Shares are given any choice as to the securities, cash or property to be received in a Fundamental Transaction, then the Holder shall be given the same choice as to the Alternate Consideration it receives upon any exercise of this Warrant following such Fundamental Transaction. To the extent necessary to effectuate the foregoing provisions, any successor to the Company or surviving entity in such Fundamental Transaction shall issue to the Holder a new warrant consistent with the foregoing provisions and evidencing the Holder’s right to exercise such warrant into Alternate Consideration. The terms of any agreement pursuant to which a Fundamental Transaction is effected shall include terms requiring any such successor or surviving entity to comply with the provisions of this Section 4 and insuring that this Warrant (or any such replacement security) will be similarly adjusted upon any subsequent transaction analogous to a Fundamental Transaction. Notwithstanding the foregoing, in the event of a Fundamental Transaction, other than a Fundamental Transaction in which the Alternate Consideration consists solely of securities publicly traded on an Eligible Market or other national securities exchange (as defined by the Exchange Act) or foreign securities exchange, at the request of the Holder delivered before the 90th day after such Fundamental Transaction, the Company (or the Successor Entity) shall purchase this Warrant from the Holder by paying to the Holder, within five Business Days after such request (or, if later, on the effective date of the Fundamental Transaction), cash in an amount equal to the Black Scholes Value of the remaining unexercised portion of this Warrant on the date of such Fundamental Transaction. For purposes of this Section, “Black Scholes Value” means the value of this Warrant based on the Black and Scholes Option Pricing Model obtained from the "OV" function on Bloomberg using (i) a price per Ordinary Share equal to the VWAP of the Ordinary Shares for the Trading Day immediately preceding the date of consummation of the applicable Fundamental Transaction, (ii) a risk-free interest rate corresponding to the U.S. Treasury rate for a period equal to the remaining term of this Warrant as of the date of consummation of the applicable Fundamental Transaction and (iii) an expected volatility equal to the greater of 70% and the 100-day volatility obtained from the HVT function on Bloomberg determined as of the Trading Day next following the public announcement of the applicable Fundamental Transaction.  In addition to and not in substitution for any other rights hereunder, prior to the consummation of any Fundamental Transaction pursuant to which holders of Ordinary Shares are entitled to receive securities or other assets with respect to or in exchange for Ordinary Shares (a “Corporate Event”), the Company shall make appropriate provision to ensure that the Holder will have the right to deliver to the Company an Exercise Notice pursuant to which the exercise of this Warrant shall occur immediately prior to and contingent upon the consummation of the Fundamental Transaction, provided that such consummation occurs prior to the Expiration Date.  The provisions of this Section 4 shall apply similarly and equally to successive Fundamental Transactions and Corporate Events and shall be applied without regard to any limitations on the exercise of this Warrant.   All calculations under this Section 4 shall be made to the nearest cent or the nearest 1/100th of a share, as the case may be, subject to Section 7(e). For purposes of this Section 4, the number of Ordinary Shares deemed to be issued and outstanding as of a given date shall be the sum of the number of Ordinary Shares (excluding treasury shares, if any) issued and outstanding.

5. NONCIRCUMVENTION. The Company hereby covenants and agrees that the Company will not, by amendment of its Memorandum of Association or Articles of Association or through any reorganization, transfer of assets, consolidation, merger, scheme of arrangement, dissolution, issue or sale of securities, or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Warrant, and will at all times in good faith comply with all the provisions of this Warrant and take all actions consistent with effectuating the purposes of this Warrant. Without limiting the generality of the foregoing, the Company (i) shall not increase the par value of any Ordinary Shares receivable upon the exercise of this Warrant above the Exercise Price then in effect, (ii) shall take all such actions as may be necessary or appropriate in order that the Company may validly and legally issue fully paid and nonassessable Ordinary Shares upon the exercise of this Warrant, and (iii) shall, so long as this Warrant is outstanding, take all action necessary to reserve and keep available out of its authorized and unissued Ordinary Shares, solely for the purpose of effecting the exercise of this Warrant, 100% of the number of Ordinary Shares issuable upon exercise of the Warrants then outstanding (without regard to any limitations on exercise).

6. WARRANT HOLDER NOT DEEMED A SHAREHOLDER. Except as otherwise specifically provided herein, the Holder, solely in such Person’s capacity as a holder of this Warrant, shall not be entitled to vote or receive dividends or be deemed the holder of share capital of the Company for any purpose, nor shall anything contained in this Warrant be construed to confer upon the Holder, solely in such Person’s capacity as the Holder of this Warrant, any of the rights of a shareholder of the Company or any right to vote, give or withhold consent to any corporate action (whether any reorganization, issue of shares, reclassification of shares, consolidation, merger, conveyance or otherwise), receive notice of meetings, receive dividends or subscription rights, or otherwise, prior to the issuance to the Holder of the Warrant Shares which such Person is then entitled to receive upon the due exercise of this Warrant. In addition, nothing contained in this Warrant shall be construed as imposing any liabilities on the Holder to purchase any securities (upon exercise of this Warrant or otherwise) or as a shareholder of the Company, whether such liabilities are asserted by the Company or by creditors of the Company.  Notwithstanding this Section 6, the Company shall provide the Holder with copies of the same notices and other information given to the shareholders of the Company generally, contemporaneously with the giving thereof to the shareholders, provided that any such notice or information published via international wire or furnished to or filed with the U.S. Securities and Exchange Commission shall satisfy this requirement.

7. REISSUANCE OF WARRANTS; NO FRACTIONAL SHARES.

(a) Transfer of Warrant. If this Warrant is to be transferred, the Holder shall surrender this Warrant to the Company and deliver the completed and executed Assignment Form, in the form attached hereto as Exhibit B, whereupon the Company will forthwith issue and deliver upon the order of the Holder a new Warrant (in accordance with Section 7(d)), registered as the Holder may request, representing the right to purchase the number of Warrant Shares being transferred by the Holder and, if less then the total number of Warrant Shares then underlying this Warrant is being transferred, a new Warrant (in accordance with Section 7(d)) to the Holder representing the right to purchase the number of Warrant Shares not being transferred.

(b) Lost, Stolen or Mutilated Warrant. Upon receipt by the Company of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Warrant, and, in the case of loss, theft or destruction, of any indemnification undertaking by the Holder to the Company in customary form and, in the case of mutilation, upon surrender and cancellation of this Warrant, the Company shall execute and deliver to the Holder a new Warrant (in accordance with Section 7(d)) representing the right to purchase the Warrant Shares then underlying this Warrant.

(c) Exchangeable for Multiple Warrants. This Warrant is exchangeable, upon the surrender hereof by the Holder at the principal office of the Company, for a new Warrant or Warrants (in accordance with Section 7(d)) representing in the aggregate the right to purchase the number of Warrant Shares then underlying this Warrant, and each such new Warrant will represent the right to purchase such portion of such Warrant Shares as is designated by the Holder at the time of such surrender; provided, however, that no Warrants for fractional Ordinary Shares shall be given.

(d) Issuance of New Warrants. Whenever the Company is required to issue a new Warrant pursuant to the terms of this Warrant, such new Warrant (i) shall be of like tenor with this Warrant, (ii) shall represent, as indicated on the face of such new Warrant, the right to purchase the Warrant Shares then underlying this Warrant (or in the case of a new Warrant being issued pursuant to Section 7(a) or Section 7(c), the Warrant Shares designated by the Holder which, when added to the number of Ordinary Shares underlying the other new Warrants issued in connection with such issuance, does not exceed the number of Warrant Shares then underlying this Warrant), (iii) shall have an issuance date, as indicated on the face of such new Warrant which is the same as the Issuance Date, and (iv) shall have the same rights and conditions as this Warrant.

(e) No Fractional Shares. No fractional shares of Warrant Shares will be issued in connection with any exercise of this Warrant. In lieu of any fractional shares which would, otherwise be issuable, the Company shall round up to the nearest whole Ordinary Share.

8. NOTICES. All notices required or permitted hereunder shall be in writing and shall be deemed effectively given: (a) upon personal delivery to the party to be notified, (b) when sent by confirmed telex or facsimile if sent during normal business hours of the recipient, if not, then on the next Business Day, (c) five days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) two Business Days after deposit with a nationally recognized overnight courier, with written verification of receipt. All communications shall be sent to the Company and to Holder at the respective addresses listed on the signature page hereto or at such other address as the Company or Holder may designate by 10 days advance written notice to the other parties hereto.

9. AMENDMENT AND WAIVER. Except as otherwise provided herein, the provisions of this Warrant may be amended and the Company may take any action herein prohibited, or omit to perform any act herein required to be performed by it, only if the Company has obtained the written consent of the Holder. No waiver of any provision hereunder shall be effective unless it is in writing and signed by an authorized representative of the waiving party.

10. SEVERABILITY. If any provision of this Warrant is prohibited by law or otherwise determined to be invalid or unenforceable by a court of competent jurisdiction, the provision that would otherwise be prohibited, invalid or unenforceable shall be deemed amended to apply to the broadest extent that it would be valid and enforceable, and the invalidity or unenforceability of such provision shall not affect the validity of the remaining provisions of this Warrant so long as this Warrant as so modified continues to express, without material change, the original intentions of the parties as to the subject matter hereof and the prohibited nature, invalidity or unenforceability of the provision(s) in question does not substantially impair the respective expectations or reciprocal obligations of the parties or the practical realization of the benefits that would otherwise be conferred upon the parties. The parties will endeavor in good faith negotiations to replace the prohibited, invalid or unenforceable provision(s) with a valid provision(s), the effect of which comes as close as possible to that of the prohibited, invalid or unenforceable provision(s).

11. GOVERNING LAW. This Warrant shall be governed by and construed and enforced in accordance with, and all questions concerning the construction, validity, interpretation and performance of this Warrant shall be governed by, the internal laws of the State of New York, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of New York or any other jurisdictions) that would cause the application of the laws of any jurisdictions other than the State of New York.

12. CONSTRUCTION; HEADINGS. This Warrant shall be deemed to be jointly drafted by the Company and the Holder and shall not be construed against any person as the drafter hereof. The headings of this Warrant are for convenience of reference and shall not form part of, or affect the interpretation of, this Warrant.

13. DISPUTE RESOLUTION. In the case of a dispute as to the determination of the Exercise Price or the arithmetic calculation of the Warrant Shares, the Company shall submit the disputed determinations or arithmetic calculations via facsimile within two (2) Business Days of receipt of the Exercise Notice giving rise to such dispute, as the case may be, to the Holder. If the Holder and the Company are unable to agree upon such determination or calculation of the Exercise Price or the Warrant Shares within three (3) Business Days of such disputed determination or arithmetic calculation being submitted to the Holder, then the Company shall, within four (4) Business Days thereafter submit via facsimile the disputed determination of the Exercise Price or Warrant Shares to an independent, reputable investment bank mutually agreeable to the Company and the Holder. The Company shall cause the investment bank to perform the determinations or calculations and notify the Company and the Holder of the results no later than ten (10) Business Days from the time it receives the disputed determinations or calculations. Such investment bank’s determination or calculation, as the case may be, shall be binding upon all parties absent demonstrable error. The expenses of the investment bank and any other reasonable expenses incurred in good faith in connection with any such dispute will be borne by the Company unless the investment bank or accountant determines that the determination of the Exercise Price or the arithmetic calculation of the Warrant Shares by the Holder was incorrect, in which case the expenses of the investment bank and any other reasonable expenses incurred in connection with any such dispute will be borne by the Holder.

14. REMEDIES, OTHER OBLIGATIONS, BREACHES AND INJUNCTIVE RELIEF. The remedies provided in this Warrant shall be cumulative and in addition to all other remedies available under this Warrant, at law or in equity (including a decree of specific performance and/or other injunctive relief), and nothing herein shall limit the right of the Holder to pursue actual damages for any failure by the Company to comply with the terms of this Warrant.

15. TRANSFER. This Warrant may be offered for sale, sold, transferred, hypothecated or assigned without the consent of the Company.  This Warrant and the Warrant Shares have been registered by the Company with the U.S. Securities and Exchange Commission pursuant to the Registration Statement.

16. CERTAIN DEFINITIONS. For purposes of this Warrant, the following terms shall have the following meanings:

(a) “Business Day” means any day other than Friday, Saturday, Sunday or other day on which commercial banks in The City of New York or Israel are authorized or required by law to remain closed.

(b) “Closing Sale Price” means, for any security as of any date, the last closing trade price for such security on the Principal Market, as reported by Bloomberg, or, if the Principal Market begins to operate on an extended hours basis and does not designate the closing trade price, then the last trade price of such security prior to 4:00:00 p.m., New York time, as reported by Bloomberg, or, if the Principal Market is not the principal securities exchange or trading market for such security in the United States, the last trade price of such security on the principal securities exchange or trading market in the United States where such security is listed or traded as reported by Bloomberg, or if the foregoing does not apply, the last trade price of such security in the over-the-counter market on the electronic bulletin board for such security as reported by Bloomberg, or, if no last trade price is reported for such security by Bloomberg, the average of the ask prices of any market makers for such security as reported in the “pink sheets” by Pink Sheets LLC (formerly the National Quotation Bureau, Inc.). If the Closing Sale Price cannot be calculated for a security on a particular date on any of the foregoing bases, the Closing Sale Price of such security on such date shall be the fair market value as mutually determined by the Company and the Holder. If the Company and the Holder are unable to agree upon the fair market value of such security, then such dispute shall be resolved in accordance with the procedures in Section 13. All such determinations shall be appropriately adjusted for any stock dividend, stock split, stock combination or other similar transaction during such period.

(c) “Convertible Securities” means any shares or securities (other than Options) directly or indirectly convertible into or exercisable or exchangeable for Ordinary Shares.

(d) “Eligible Market” means the Tel Aviv Stock Exchange, The New York Stock Exchange, Inc., The NYSE Amex Equities or The NASDAQ Stock Market.

(e) “Expiration Date” means the date five (5) years following the Issuance Date or, if such date falls on a day on which trading does not take place on the Principal Market (a “Holiday”), the next date that is not a Holiday.

(f) “Fundamental Transaction” means that the Company shall, directly or indirectly, in one or more related transactions, (i) consolidate or merge with or into (whether or not the Company is the surviving corporation) another Person, or (ii) sell, assign, transfer, convey or otherwise dispose of all or substantially all of the properties or assets of the Company to another Person, or (iii) allow another Person to make a purchase, tender or exchange offer that is accepted by the holders of more than the 50% of the outstanding Ordinary Shares (not including any Ordinary Shares held by the Person or Persons making or party to, or associated or affiliated with the Persons making or party to, such purchase, tender or exchange offer), or (iv) consummate a stock purchase agreement or other business combination (including, without limitation, a reorganization, recapitalization, spin-off or scheme of arrangement) with another Person whereby such other Person acquires more than the 50% of the outstanding Ordinary Shares (not including any Ordinary Shares held by the other Person or other Persons making or party to, or associated or affiliated with the other Persons making or party to, such stock purchase agreement or other business combination), (v) reorganize, recapitalize or reclassify its Ordinary Shares (other than a share split or reverse share split), or (vi) any "person" or "group" (as these terms are used for purposes of Sections 13(d) and 14(d) of the Exchange Act) is or shall become the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of 50% of the aggregate ordinary voting power represented by issued and outstanding Ordinary Shares.

(g) “Options” means any rights, warrants or options to subscribe for or purchase Ordinary Shares or Convertible Securities.

(h) “Ordinary Shares” means (i) the Company’s Ordinary Shares, no par value, and (ii) any share capital into which such Ordinary Shares shall have been changed or any share capital resulting from a reclassification of such Ordinary Shares.

(i) “Parent Entity” of a Person means an entity that, directly or indirectly, controls the applicable Person and whose common stock or equivalent equity security is quoted or listed on an Eligible Market, or, if there is more than one such Person or Parent Entity, the Person or Parent Entity with the largest public market capitalization as of the date of consummation of the Fundamental Transaction.

(j) “Person” means an individual, a limited liability company, a partnership, a joint venture, a corporation, a trust, an unincorporated organization, any other entity and a government or any department or agency thereof.

(k) “Principal Market” means The NASDAQ Global Market.

(l) “Successor Entity” means the Person (or, if such Person’s common stock or equivalent equity security is not quoted or listed on an Eligible Market, the Parent Entity) formed by, resulting from or surviving any Fundamental Transaction or the Person (or, if such Person’s common stock or equivalent equity security is not quoted or listed on an Eligible Market, the Parent Entity) with which such Fundamental Transaction shall have been entered into.

(m)  “Trading Day” means any day on which the Ordinary Shares are traded on the Principal Market, or, if the Principal Market is not the principal trading market in the United States for the Ordinary Shares, then on the principal securities exchange or securities market in the United States on which the Ordinary Shares are then traded; provided that “Trading Day” shall not include any day on which the Ordinary Shares are scheduled to trade on such exchange or market for less than 4.5 hours or any day that the Ordinary Shares are suspended from trading during the final hour of trading on such exchange or market (or if such exchange or market does not designate in advance the closing time of trading on such exchange or market, then during the hour ending at 4:00:00 p.m., New York time).

(n) “VWAP” means, for any date, the price determined by the first of the following clauses that applies: (a) if the Ordinary Shares are then listed or quoted on the Principal Market or an Eligible Market (excluding the Tel-Aviv Stock Exchange), the daily volume weighted average price of the Ordinary Shares for such date (or the nearest preceding date) on the trading market on which the Ordinary Shares are then listed or quoted as reported by Bloomberg L.P. (based on a Trading Day from 9:30 a.m. (New York City time) to 4:02 p.m. (New York City time), (b) if then quoted on the  OTC Bulletin Board, the volume weighted average price of the Ordinary Shares for such date (or the nearest preceding date) on the OTC Bulletin Board, (c) if the Ordinary Shares are not then listed or quoted for trading on the OTC Bulletin Board and if prices for the Ordinary Shares are then reported in the “Pink Sheets” published by Pink Sheets, LLC (or a similar organization or agency succeeding to its functions of reporting prices), the most recent bid price per Ordinary Share so reported, or (d) in all other cases, the fair market value of one Ordinary Share as determined by an independent appraiser reasonably acceptable to the Company and selected in good faith by the Holder, the fees and expenses of which shall be paid by the Company.

[Signature Page Follows]

IN WITNESS WHEREOF, the Company has caused this Warrant to Purchase Ordinary Shares to be duly executed as of the Issuance Date set out above.

ORCKIT COMMUNICATIONS LTD.
By:
Name:
Title:

Notice to the Company:

Orckit Communications Ltd.
126 Yig’al Allon St.
Tel Aviv 67443
Fax: +972-3-695-3222
Attention:  Izhak Tamir, President

Notice to the Holder:

_________________________________

_________________________________

_________________________________

Fax:_____________________________

Attention:_________________________

EXHIBIT A

EXERCISE NOTICE

TO BE EXECUTED BY THE REGISTERED HOLDER TO EXERCISE THIS
WARRANT TO PURCHASE ORDINARY SHARES

ORCKIT COMMUNICATIONS LTD.

The undersigned holder hereby exercises the right to purchase                      of the Ordinary Shares (“Warrant Shares”) of Orckit Communications Ltd., an Israeli company (the “Company”), evidenced by the attached Warrant to Purchase Ordinary Shares (the “Warrant”). Capitalized terms used herein and not otherwise defined shall have the respective meanings set forth in the Warrant.

1. Payment of Exercise Price. The holder shall pay the Aggregate Exercise Price in the sum of $_____ to the Company in accordance with the terms of the Warrant.

2. Delivery of Warrant Shares. The Company shall deliver to the holder ______ Warrant Shares in accordance with the terms of the Warrant and, after delivery of such Warrant Shares,                      Warrant Shares remain subject to the Warrant.

3.  Representations and Warranties.  By its delivery of this Exercise Notice, the undersigned represents and warrants to the Company that in giving effect to the exercise evidenced hereby the holder will not beneficially own in excess of the number of Ordinary Shares (determined in accordance with Section 13(d) of the Securities Exchange Act of 1934) permitted to be beneficially owned under Section 1(e) of the Warrant.

Date: _____________ __, ______

Nominee of Registered Holder to be credited with the foregoing Warrant Shares:

Nominee Name: __________________________ DTC number: ____________________
Name of Registered Holder: _____________________

By:_________________ Name: Title:

ACKNOWLEDGMENT

The Company hereby acknowledges this Exercise Notice and undertakes to direct American Stock Transfer & Trust Company to issue the above indicated number of Ordinary Shares in accordance with the Exercise Notice [upon receipt of the Aggregate Exercise Price. Please wire the immediately available funds in the amount of $_______ to the following account: __________________][to be completed unless Cashless Exercise applies].

ORCKIT COMMUNICATIONS LTD.
By:
Name:
Title:

EXHIBIT B

ASSIGNMENT FORM

ORCKIT COMMUNICATIONS LTD.

(To assign the foregoing Warrant, execute this form and supply required information. Do not use this form to purchase shares.)

FOR VALUE RECEIVED, the foregoing Warrant and all rights evidenced thereby are hereby assigned to

Name:	(Please Print)

Address and fax number:	___________________________

(Please Print)
Dated: __________________ _____, _____

Holder’s Signature:

Holder’s Address:	_______________________

NOTE: The signature to this Assignment Form must correspond with the name as it appears on the face of the Warrant, without alteration or enlargement or any change whatever. Officers of corporations and those acting in a fiduciary or other representative capacity should file proper evidence of authority to assign the foregoing Warrant.